EXHIBIT 18

July 31, 2008

Board of Directors

The Phoenix Companies, Inc.

One American Row

Hartford, CT  06102

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have been provided a copy of The Phoenix Companies, Inc’s (the “Company”) Quarterly Report on Form 10-Q for the period ended June 30, 2008.  Note 2 therein describes a change in accounting principle relating to the recognition of the cost of reinsurance and a related change in accounting principle for deferred acquisition costs (“DAC”).  The Company’s policy for recognizing the cost of reinsurance for certain of its long duration contracts has been changed to recognize reinsurance recoveries in the same period as the related reinsured claim, where previously such recoveries were accounted for as part of the net cost of reinsurance and amortized over the life of the underlying contracts in relation to estimated gross profits (“EGP’s”).  In conjunction with this change, the Company has also changed its policy for determining EGP’s for such contracts to include the effects of reinsurance, where previously these effects had not been included.  It should be understood that the preferability of one acceptable method of accounting over another for these items has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that these changes in accounting principles are preferable.  Based on our reading of management’s stated reasons and justifications for these changes in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the changes, we concur with management that such changes represent, in the Company’s circumstances, the adoption of preferable accounting principles in conformity with Statement of Financial Accounting Standard No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2007.  Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Hartford, Connecticut